                                                                 EXHIBIT (d)(3)

ACCIDENTAL DEATH BENEFIT RIDER

BENEFIT

We will pay the beneficiary the amount shown for this rider. The payment will be made immediately upon receipt of due proof of the accidental death of the insured.

CONSIDERATION

This rider is made a part of this policy based on the application for the rider and the payment of due premiums.

RIDER SPECIFICATIONS

The data for this rider are shown on page 1 of this policy. If this rider is added after the policy date of issue, the data will appear on page 2 of this rider.

NON-PARTICIPATING

This rider does not pay dividends.

ACCIDENTAL DEATH

"Accidental death" means death whose direct and sole cause is accidental injury or drowning. The accident must occur while this policy and rider are in force. Death must occur within 120 days after the injury.

AUTOPSY

We have the right to investigate the death, to examine the body of the insured and, unless prohibited by law, to make an autopsy at our expense.

RISKS NOT ASSUMED

No benefit will be paid if death results from:

1. physical or mental infirmity or disease, or any medical or surgical treatment of these;

2. poison or gas or fumes taken, administered, absorbed, or inhaled (except occupational accidents);

3. suicide, while sane or insane;

4. intentional self-inflicted injury, while sane or insane;

5. committing or trying to commit a felony;

6. travel, flight or descent in or from any kind of aircraft operated for a training purpose or on which the insured performs specific duties;

7. war declared or undeclared, or act incident to war;

8. insurrection or act incident to insurrection;

9. service in the armed forces of any country or organization at war declared or undeclared;

10.participating in a riot;

11.any drug, narcotic substance or hallucinatory agent (alone or in combination with alcoholic beverages) taken, administered, absorbed or inhaled, unless prescribed or administered by a duly licensed physician.

INCONTESTABILITY

We will not contest this rider after it has been in force during the lifetime of the insured for 2 years from its date of issue.

TERMINATION

This rider will cease:

1. on the policy anniversary when the insured is age 75;

2. at maturity, expiry, exchange or surrender of this policy;

3. at the end of the grace period of an unpaid premium for this policy or this rider, whether or not this policy is in force under Options on Premium Default; or

4. on the premium due date after we receive a written request.


                                                  /s/
                                                  ----
                                                  President

ADB 79-1E                                                       Page 1